Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release April 27, 2023

TFS FINANCIAL CORPORATION ANNOUNCES SECOND FISCAL QUARTER 2023 RESULTS
REMAINS STRONG, STABLE AND WELL-CAPITALIZED

(Cleveland, OH - April 27, 2023) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and six months ended March 31, 2023.
“We live by our mission of helping customers achieve the dream of homeownership and financial security, and we are built to withstand changes in the economy,” said Chairman and CEO Marc A. Stefanski. “Our retail deposits from individuals in the communities we serve, and our first mortgage loan portfolio with an average credit score of 761 and with a loan-to-value ratio of 66%, are a result of the success we have found by focusing on that mission. We continue to expand our product offerings to attract new customers from around the country, and saw a strong net gain in savings of $140 million in March alone. Our strength and stability is further recognized through our Tier 1 capital leverage ratio of 11 percent – more than double the regulatory requirement, and our ongoing quarterly 5-star rating from independent rating agency Bauer Financial.”
Highlights - Second Quarter Fiscal 2023
•Reported net income of $15.9 million
•Generated over $80 million of residential mortgage loan growth
•Remained well capitalized, with a Tier 1 leverage ratio of 11.27%
•Paid a $0.2825 dividend per share
The Company reported net income of $15.9 million for the quarter ended March 31, 2023, a decrease of $6.3 million from $22.2 million for the quarter ended December 31, 2022. The decrease was primarily due to a decrease in net interest income and an increase in non-interest expense, partially offset by a resultant decrease in income tax expense.
Net interest income decreased $5.9 million to $69.3 million for the quarter ended March 31, 2023 from $75.2 million for the quarter ended December 31, 2022. During the quarter, an increase in balances and yields on interest-earning assets was more than offset by higher funding costs. The interest rate spread was 1.56% for the quarter ended March 31, 2023 compared to 1.75% for the quarter ended December 31, 2022. The net interest margin was 1.78% for the quarter ended March 31, 2023 compared to 1.95% for the prior quarter.
Total non-interest expense increased $2.4 million to $55.6 million for the quarter ended March 31, 2023, from $53.2 million for the quarter ended December 31, 2022. The increase consisted mainly of a $2.0 million increase in salaries and employee benefits, related primarily to annual increases in wages and health insurance costs, and a $0.7 million increase in federal ("FDIC") insurance premiums and assessments, due to a two basis point increase in FDIC assessment rates effective January 1, 2023.
Total assets increased by $132.7 million to $16.26 billion at March 31, 2023 from $16.13 billion at December 31, 2022. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments and an increase in other assets.
Loans held for investment, net of allowance and deferred loan expenses, increased $89.8 million to $14.56 billion at March 31, 2023 from $14.47 billion at December 31, 2022.
Other assets increased $51.5 million to $159.3 million at March 31, 2023 from $107.8 million at December 31, 2022. The increase was primarily due to the combined effect of a $34.9 million increase in initial margin requirement and a $7.8 million increase in interest receivable on centrally cleared swap contracts. Additionally, there was a $5.5 million increase in the net deferred tax asset, related to net changes in unrealized gains and losses recorded in other comprehensive income.
Compared to December 31, 2022, deposits decreased by $11.4 million, to $9.00 billion at March 31, 2023. The decrease was due to the release of $93.3 million in maturing brokered deposits, partially offset by an $81.9 million increase in retail deposits. Retail deposit growth in the third month of the quarter more than offset some attrition that occurred during the first two months of the quarter.
Borrowed funds increased $217.7 million to $5.20 billion at March 31, 2023 from $4.99 billion at December 31, 2022. The increase was primarily used to fund loan growth and contractual requirements on swap instruments.

Highlights - Fiscal Year-To-Date 2023
•Reported net income of $38.1 million
•Generated over $300 million of residential mortgage loan growth
•Grew net interest income by 20% to $144.4 million compared to the fiscal 2022 period
•Remained well capitalized, with a Tier 1 leverage ratio of 11.27%
•Paid a $0.565 dividend per share
The Company reported net income of $38.1 million for the six months ended March 31, 2023 compared to net income of $32.0 million for the six months ended March 31, 2022. The $6.1 million increase was primarily due to an increase in net interest income offset by a decrease in non-interest income and an increase in non-interest expenses.
Net interest income increased by $23.8 million, or 20%, to $144.4 million for the six months ended March 31, 2023, compared to $120.6 million for the six months ended March 31, 2022, driven by loan growth and a higher interest rate environment. The interest rate spread was 1.66% for the six months ended March 31, 2023 compared to 1.63% for the six months ended March 31, 2022. The net interest margin was 1.86% for the six months ended March 31, 2023 compared to 1.76% for the prior year period.
During the six months ended March 31, 2023, there was a $2.0 million release of provision for credit losses compared to a $3.0 million release of provision for the six months ended March 31, 2022. Net loan recoveries totaled $2.9 million during the six months ended March 31, 2023 and $4.7 million during the prior year period. The total allowance for credit losses at March 31, 2023 was $100.8 million, or 0.69% of total loans receivable, compared to $99.9 million, or 0.70% of total loans receivable, at September 30, 2022 and $90.9 million, or 0.69% of total loans receivable, at March 31, 2022. The allowance for credit losses included $26.7 million, $27.0 million, and $26.6 million in liabilities for unfunded commitments at March 31, 2023, September 30, 2022 and March 31, 2022, respectively.
Total loan delinquencies increased $2.7 million to $23.9 million, or 0.16% of total loans receivable, at March 31, 2023 from $21.2 million, or 0.17% of total loans, at September 30, 2022. Non-accrual loans decreased $2.9 million to $32.7 million, or 0.22% of total loans, at March 31, 2023 from $35.6 million, or 0.25% of total loans, at September 30, 2022.
Total non-interest income decreased $3.2 million, or 23%, to $10.5 million for the six months ended March 31, 2023 from $13.7 million for the six months ended March 31, 2022. The decrease consisted mainly of a $1.7 million decrease in net gain on the sale of loans, a $1.1 million decrease in fees and service charges and a $0.7 million decrease in benefits realized on bank owned life insurance contracts. The decrease in net gain on the sale of loans was the result of a decrease in secondary market pricing and a lower volume of loans sold. The decrease in fees and service charges is primarily due to less servicing revenue due to a decrease in the balance of loans serviced for others.
Total non-interest expense increased $11.2 million, or 11%, to $108.8 million for the six months ended March 31, 2023, from $97.6 million for the six months ended March 31, 2022 and included increases of $5.4 million in salaries and employee benefits, $2.2 million in marketing costs, and $1.9 million in federal ("FDIC") insurance premiums and assessments. Additionally, there was a $1.4 million increase in pension expense, reported in other expenses, related to the change in net actuarial gains and losses. The increase in salaries and employee benefits was primarily the result of increases in health insurance costs and increases in both staffing levels and wages. FDIC premiums increased due to growth in deposits and a two basis point increase in FDIC assessment rates that went into effect on January 1, 2023.
Total assets increased by $471.8 million, or 3%, to $16.26 billion at March 31, 2023 from $15.79 billion at September 30, 2022. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments.
Cash and cash equivalents increased $51.5 million, or 14%, to $421.1 million at March 31, 2023 from $369.6 million at September 30, 2022, due to normal fluctuations.

Loans held for investment, net of allowance and deferred loan expenses, increased $306.3 million, or 2%, to $14.56 billion at March 31, 2023 from $14.26 billion at September 30, 2022. The residential core mortgage loan portfolio increased $212.4 million, to $11.75 billion, and home equity loans and lines of credit increased $90.0 million, to $2.72 billion. Loan originations, including first mortgages and equity loans and lines of credit, were $1.54 billion during the six months ended March 31, 2023 compared to $2.82 billion during the six months ended March 31, 2022. The decrease in originations was primarily due to a generally increasing interest rate environment, resulting in less refinance activity. Mortgage loan originations included 88% purchases and 37% adjustable rate mortgages for the six months ended March 31, 2023.
Deposits increased $81.9 million to $9.00 billion at March 31, 2023 from $8.92 billion at September 30, 2022. The increase was the result of a $206.9 million increase in certificates of deposit ("CDs") and a $70.0 million increase in savings accounts, partially offset by a $108.6 million decrease in money market deposit accounts and an $89.8 million decrease in checking accounts.
Borrowed funds increased $411.7 million, or 9%, to $5.20 billion at March 31, 2023 from $4.79 billion at September 30, 2022. The increase was primarily used to fund loan growth. The total balance of borrowed funds at March 31, 2023, all from the FHLB, included $575.0 million of overnight advances, $1.59 billion of term advances with a weighted average maturity of approximately 2.6 years, and $3.03 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.9 years. Additional borrowing capacity at the FHLB was $3.44 billion at March 31, 2023.
Total shareholders' equity decreased $9.9 million, or 0.5%, to $1.83 billion at March 31, 2023 from $1.84 billion at September 30, 2022. Activity reflects $38.1 million of net income reduced by $29.1 million for dividends paid, an $18.4 million net loss in accumulated other comprehensive income and $5.0 million in repurchases of common stock. Additionally, there was $4.5 million of net positive adjustments related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income is primarily due to a net negative change in unrealized gains and losses on swap contracts. During the six months ended March 31, 2023, a total of 361,869 shares of our common stock were repurchased at an average cost of $13.82 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares remaining to be repurchased at March 31, 2023.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the quarters of fiscal year 2023. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 12, 2022 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 12, 2023). The MHC has conducted the member vote to approve the dividend waiver each of the past nine years under Federal Reserve regulations and for each of those nine years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2023 all of the Company's capital ratios substantially exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 11.27%, its Common Equity Tier 1 and Tier 1 ratios were each 19.93% and its total capital ratio was 20.64%.
Presentation slides as of March 31, 2023 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning April 28, 2023. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and is celebrating its 85th anniversary in May 2023. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, four lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2023, the Company’s assets totaled $16.26 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	the effects of global or national war, conflict or acts of terrorism;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2023	December 31, 2022	September 30, 2022
ASSETS
Cash and due from banks	$28,468	$31,515	$18,961
Other interest-earning cash equivalents	392,660	412,066	350,603
Cash and cash equivalents	421,128	443,581	369,564
Investment securities available for sale	482,576	473,131	457,908
Mortgage loans held for sale	4,398	12,549	9,661
Loans held for investment, net:
Mortgage loans	14,580,410	14,492,723	14,276,478
Other loans	3,868	3,481	3,263
Deferred loan expenses, net	53,183	51,768	50,221
Allowance for credit losses on loans	(74,138)	(74,477)	(72,895)
Loans, net	14,563,323	14,473,495	14,257,067
Mortgage loan servicing rights, net	7,669	7,815	7,943
Federal Home Loan Bank stock, at cost	232,855	222,415	212,290
Real estate owned, net	1,165	1,378	1,191
Premises, equipment, and software, net	34,529	35,252	34,531
Accrued interest receivable	46,399	45,317	40,256
Bank owned life insurance contracts	308,339	306,216	304,040
Other assets	159,299	107,828	95,428
TOTAL ASSETS	$16,261,680	$16,128,977	$15,789,879
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,002,867	$9,014,295	$8,921,017
Borrowed funds	5,204,964	4,987,287	4,793,221
Borrowers’ advances for insurance and taxes	102,888	109,070	117,250
Principal, interest, and related escrow owed on loans serviced	27,166	28,500	29,913
Accrued expenses and other liabilities	89,319	140,236	84,139
Total liabilities	14,427,204	14,279,388	13,945,540
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,752,508	1,751,020	1,751,223
Treasury stock, at cost	(775,852)	(775,154)	(771,986)
Unallocated ESOP shares	(29,250)	(30,334)	(31,417)
Retained earnings—substantially restricted	879,046	877,713	870,047
Accumulated other comprehensive income (loss)	4,701	23,021	23,149
Total shareholders’ equity	1,834,476	1,849,589	1,844,339
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,261,680	$16,128,977	$15,789,879

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$136,835	$129,665	$114,871	$99,576	$91,125
Investment securities available for sale	3,455	3,062	1,904	1,282	1,355
Other interest and dividend earning assets	7,262	6,243	4,236	1,913	981
Total interest and dividend income	147,552	138,970	121,011	102,771	93,461
INTEREST EXPENSE:
Deposits	39,876	29,855	23,582	17,214	16,896
Borrowed funds	38,408	33,958	21,920	14,255	13,824
Total interest expense	78,284	63,813	45,502	31,469	30,720
NET INTEREST INCOME	69,268	75,157	75,509	71,302	62,741
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	(1,000)	—	4,000	(1,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	70,268	76,157	75,509	67,302	63,741
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,924	1,936	2,220	2,742	2,568
Net gain (loss) on the sale of loans	579	17	(1,113)	(51)	113
Increase in and death benefits from bank owned life insurance contracts	2,123	2,238	2,761	2,090	2,222
Other	703	966	514	896	688
Total non-interest income	5,329	5,157	4,382	5,677	5,591
NON-INTEREST EXPENSE:
Salaries and employee benefits	30,390	28,403	27,206	28,756	26,862
Marketing services	6,671	7,713	4,256	4,830	6,551
Office property, equipment and software	6,802	6,800	6,558	6,762	6,824
Federal insurance premium and assessments	3,488	2,761	2,722	2,351	2,276
State franchise tax	1,268	1,208	1,201	1,197	1,237
Other expenses	6,955	6,309	6,799	7,860	6,225
Total non-interest expense	55,574	53,194	48,742	51,756	49,975
INCOME BEFORE INCOME TAXES	20,023	28,120	31,149	21,223	19,357
INCOME TAX EXPENSE	4,115	5,927	5,716	4,076	3,512
NET INCOME	$15,908	$22,193	$25,433	$17,147	$15,845
Earnings per share - basic and diluted	$0.06	$0.08	$0.09	$0.06	$0.06
Weighted average shares outstanding
Basic	277,361,293	277,320,904	277,383,038	277,453,439	277,423,493
Diluted	278,499,145	278,462,937	278,505,233	278,555,759	278,819,539

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Six Months Ended
	March 31,
	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$266,500	$181,244
Investment securities available for sale	6,517	2,315
Other interest and dividend earning assets	13,505	1,992
Total interest and dividend income	286,522	185,551
INTEREST EXPENSE:
Deposits	69,731	36,147
Borrowed funds	72,366	28,819
Total interest expense	142,097	64,966
NET INTEREST INCOME	144,425	120,585
PROVISION (RELEASE) FOR CREDIT LOSSES	(2,000)	(3,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	146,425	123,585
NON-INTEREST INCOME:
Fees and service charges, net of amortization	3,860	4,972
Net gain on the sale of loans	596	2,300
Increase in and death benefits from bank owned life insurance contracts	4,361	5,133
Other	1,669	1,340
Total non-interest income	10,486	13,745
NON-INTEREST EXPENSE:
Salaries and employee benefits	58,793	53,377
Marketing services	14,384	12,177
Office property, equipment and software	13,602	13,463
Federal insurance premium and assessments	6,249	4,288
State franchise tax	2,476	2,461
Other expenses	13,264	11,882
Total non-interest expense	108,768	97,648
INCOME BEFORE INCOME TAXES	48,143	39,682
INCOME TAX EXPENSE	10,042	7,697
NET INCOME	$38,101	$31,985
Earnings per share - basic and diluted	$0.13	$0.11
Weighted average shares outstanding
Basic	277,340,877	277,323,217
Diluted	278,472,705	278,864,945

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$350,437	$3,947	4.51%	$354,214	$3,249	3.67%	$337,915	$161	0.19%
Investment securities	3,649	11	1.21%	3,618	11	1.22%	4,044	11	1.23%
Mortgage-backed securities	475,902	3,444	2.89%	463,964	3,051	2.63%	432,012	1,344	1.24%
Loans (2)	14,517,771	136,835	3.77%	14,396,685	129,665	3.60%	12,845,756	91,125	2.84%
Federal Home Loan Bank stock	230,496	3,315	5.75%	219,282	2,994	5.46%	162,783	820	2.01%
Total interest-earning assets	15,578,255	147,552	3.79%	15,437,763	138,970	3.60%	13,782,510	93,461	2.71%
Noninterest-earning assets	527,935			485,380			475,938
Total assets	$16,106,190			$15,923,143			$14,258,448
Interest-bearing liabilities:
Checking accounts	$1,128,560	2,229	0.79%	$1,184,896	2,410	0.81%	$1,292,977	293	0.09%
Savings accounts	1,668,115	5,028	1.21%	1,766,354	3,707	0.84%	1,869,103	485	0.10%
Certificates of deposit	6,110,460	32,619	2.14%	5,972,924	23,738	1.59%	5,788,249	16,118	1.11%
Borrowed funds	5,112,767	38,408	3.00%	4,873,145	33,958	2.79%	3,282,890	13,824	1.68%
Total interest-bearing liabilities	14,019,902	78,284	2.23%	13,797,319	63,813	1.85%	12,233,219	30,720	1.00%
Noninterest-bearing liabilities	209,161			257,353			238,884
Total liabilities	14,229,063			14,054,672			12,472,103
Shareholders’ equity	1,877,127			1,868,471			1,786,345
Total liabilities and shareholders’ equity	$16,106,190			$15,923,143			$14,258,448
Net interest income		$69,268			$75,157			$62,741
Interest rate spread (1)(3)			1.56%			1.75%			1.71%
Net interest-earning assets (4)	$1,558,353			$1,640,444			$1,549,291
Net interest margin (1)(5)		1.78%			1.95%			1.82%
Average interest-earning assets to average interest-bearing liabilities	111.12%			111.89%			112.66%
Selected performance ratios:
Return on average assets (1)		0.40%			0.56%			0.44%
Return on average equity (1)		3.39%			4.75%			3.55%
Average equity to average assets		11.65%			11.73%			12.53%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2023			March 31, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$352,325	$7,196	4.08%	$416,050	$351	0.17%
Investment securities	3,634	22	1.21%	3,488	20	1.15%
Mortgage-backed securities	469,933	6,495	2.76%	426,685	2,295	1.08%
Loans (1)	14,457,228	266,500	3.69%	12,714,257	181,244	2.85%
Federal Home Loan Bank stock	224,889	6,309	5.61%	162,783	1,641	2.02%
Total interest-earning assets	15,508,009	286,522	3.70%	13,723,263	185,551	2.70%
Noninterest-earning assets	506,658			494,020
Total assets	$16,014,667			$14,217,283
Interest-bearing liabilities:
Checking accounts	$1,156,728	4,639	0.80%	$1,222,288	558	0.09%
Savings accounts	1,717,235	8,735	1.02%	1,852,232	1,042	0.11%
Certificates of deposit	6,041,692	56,357	1.87%	5,866,360	34,547	1.18%
Borrowed funds	4,992,956	72,366	2.90%	3,229,024	28,819	1.78%
Total interest-bearing liabilities	13,908,611	142,097	2.04%	12,169,904	64,966	1.07%
Noninterest-bearing liabilities	233,257			275,494
Total liabilities	14,141,868			12,445,398
Shareholders’ equity	1,872,799			1,771,885
Total liabilities and shareholders’ equity	$16,014,667			$14,217,283
Net interest income		$144,425			$120,585
Interest rate spread (1)(2)			1.66%			1.63%
Net interest-earning assets (3)	$1,599,398			$1,553,359
Net interest margin (1)(4)		1.86%			1.76%
Average interest-earning assets to average interest-bearing liabilities	111.50%			112.76%
Selected performance ratios:
Return on average assets (1)		0.48%			0.45%
Return on average equity (1)		4.07%			3.61%
Average equity to average assets		11.69%			12.46%

(1)Annualized
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.